March 31, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for First Northern Community Bancorp and, under the date of March 15, 2006, we reported on the consolidated financial statements of First Northern Community Bancorp as of and for the years ended December 31, 2005 and 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On March 28, 2006, our appointment as principal accountants was terminated. We have read First Northern Community Bancorp’s statements included under Item 4.01 of its Form 8-K dated March 28, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with First Northern Community Bancorp’s statement that the change was recommended and approved by the audit committee of First Northern Community Bancorp and we are not in a position to agree or disagree with any of the statements made under Item 4.01(b).

Very truly yours,

/s/ KPMG